Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-337-9000	212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE AND COMPANY DIVESTS ITS GIFT BUSINESS TO
FOCUS ON GROWTH OF ITS INFANT & JUVENILE BUSINESS
Worldwide Gift Business Sold to The Encore Group, Inc.
Remaining Business is Focused on Infant & Juvenile Industry
Company to Host Conference Call at 9 a.m. ET on December 24th
Oakland, N.J. — December 23, 2008 — Russ Berrie and Company, Inc. (NYSE: RUS) (the “Company”) today announced a strategic repositioning of its business designed to further enhance its leadership position in the Infant & Juvenile market. As part of this strategy, the Company has sold its Gift business to The Encore Group, Inc. (“Encore”), a privately-held giftware company.
Under the terms of the agreement, Encore has acquired the stock of all of the Company’s active worldwide Gift segment subsidiaries, as well as certain other assets of the Company’s Gift business. In consideration, the Company received a 19.9% ownership stake in the buyer’s newly consolidated gift business and a subordinated, secured promissory note in the principal amount of $19 million that matures in December 2013 and accrues interest at a rate of 6% annually (to be paid at maturity). The Company will also retain its “Russ®” and “Applause®” brands, which will be licensed exclusively to the buyer for five years for a fixed annual royalty payment of approximately $1.2 million. Encore will have the right to purchase these brands upon expiration of the license term, subject to repayment of the subordinated debt and other requirements, and the Company will have the right to require Encore to purchase the brands at the end of the license term, in either case for an aggregate purchase price of $5 million. As part of the sale transaction, substantially all of the Company’s Gift segment employees joined the Encore organization. In addition, Encore has retired the Company’s Gift credit line with LaSalle Bank.
The Company is in the process of completing its valuation of the components of the sale consideration in accordance with generally accepted accounting principles. The Company anticipates that the consideration will be recorded at a significant discount to face value. Accordingly, the transaction is expected to result in the recognition of a substantial non-cash loss in the fourth quarter. The transaction is expected to be accretive to earnings beginning in the first quarter of 2009.
The Company has agreed, subject to shareholder approval, to discontinue the use of its current corporate name within 180 days. Until the Company announces its new corporate identity, the Company’s stock will continue to trade under the symbol ‘RUS’ on the New York Stock Exchange and the Company will continue to use the Russ Berrie and Company, Inc. name for corporate purposes. The combined Encore and Russ Gift business, which will be known as The Russ Companies, Inc., will operate immediately under the Russ tradename.

Bruce G. Crain, Chief Executive Officer and President of Russ Berrie and Company, commented, “The divestiture of our Gift business is the culmination of a series of strategic initiatives, including our purchases of Sassy in 2002, Kids Line in 2004, and LaJobi and CoCaLo in April 2008. Together with our prior acquisitions, the Gift divestiture represents a transformational milestone that will enable us to focus our efforts on the attractive Infant & Juvenile market, while retaining a minority investment in the Gift industry. Though we anticipate the economy will remain challenging in the near-term, we believe that the Infant & Juvenile segment’s non-seasonal, less discretionary revenue streams and design-led, branded merchandise should allow us to create long-term value for shareholders.”
Mr. Crain continued, “Given our long and distinguished history in the Gift industry, our decision to sell this historic and namesake part of our business did not come easily. We want to express our sincere gratitude to all employees in our Gift business for their hard work and invaluable contributions over many years. We are pleased that the Russ gift organization will be able to transition to Encore, which we believe shares an industry passion and core values similar to those of Russ Gift.”
Eldridge (Redge) Hanes, Chairman of The Encore Group, Inc., said, “The Russ Berrie brand is among the premier names in the industry and has a strong heritage of developing innovative and exciting products. As such, we are thrilled to combine their Gift business with ours and we look forward to working with their very talented employees in key global markets. We believe this business is an excellent strategic fit for Encore, particularly due to complementary product lines and distribution channels. We also anticipate significant cross-selling opportunities, as we incorporate the Russ expertise with plush products and international reach with our existing business which has primarily focused on hard goods gift products. In addition, we will maintain the Russ operations in New Jersey and we expect to prudently integrate the businesses as we continue producing quality branded, licensed and differentiated gift items for our retail customers and consumers around the world.”
For the nine months ended September 30, 2008, the Company reported net sales for its Infant & Juvenile segment of $173.6 million, or approximately 64% of the Company’s aggregate net sales for such period. These figures include only six months of sales generated by the Company’s LaJobi and CoCalo businesses, as each was acquired by the Company on April 2, 2008. The Company’s Infant & Juvenile segment currently maintains a separate credit facility which, as of September 30, 2008, consisted of a $92.8 million term note and a $75 million revolving credit facility (of which $23.1 million was outstanding and $27.2 million was available for borrowing).
Sagent Advisors served as financial advisor to Russ Berrie and Company in connection with the Gift segment sale transaction. RBC Capital Markets served as financial advisor to Encore in connection with this transaction.

Conference Call Information
The Company will host a conference call to discuss this transaction at 9:00 a.m. ET on Wednesday, December 24, 2008. The call may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 79441025. Additionally, a webcast of the call will be available at http://www.russberrie.com/investorrelations/ or at www.earnings.com. A replay of the call will be available through December 31, 2008, by dialing 800-642-1687 or 706-645-9291, access code: 79441025. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries engage in the design, development and distribution of branded products through its Infant & Juvenile segment and, until this transaction, the Gift segment. Its design-led products are sold primarily through mass market, toy, specialty, food, drug and independent retailers worldwide.
The Infant & Juvenile business is composed of four wholly-owned subsidiaries: Kids Line, LLC; Sassy, Inc.; LaJobi, Inc; and CoCaLo, Inc. The Kids Line division designs and markets infant bedding and related nursery accessories. The Sassy division offers products and collections such as infant development toys, teething, feeding, bathing and baby care products. LaJobi is a leading designer, manufacturer, marketer and distributor of branded infant furniture and related products. CoCaLo is a leading manufacturer and distributor of infant bedding and accessory products under the brands of CoCaLo Baby, CoCaLo Couture and CoCaLo Naturals. The businesses also license brands for select categories and markets including Disney®, Carter’s®, Graco® for cribs and Serta® for crib mattresses.
The Gift business encompasses seasonal and everyday plush and other gift products. The Gift business markets its products primarily under the RUSS® and APPLAUSE® brand names and also produces product in select markets and categories under licenses that include Shining Stars®, Raggedy Ann™, Curious George™, Simpsons™ and a variety of other well-recognized trademarks.
About The Encore Group, Inc
The Encore Group is a leading designer, manufacturer and marketer of giftware and decorative accessories. Licenses include Harley-Davidson®, John Deere ®, NFL®, MLB®, NCAA®, NHL®, NASCAR ®, Thomas Kinkade Company®, Lou Rankin®, and D&D Designs™ among others. Its brands include United Design®, Figi®, Papel Giftware®, XPRES®, Living Stone®, and JW Stannard®. The Company has showrooms in most major market centers and a manufacturing facility in North Carolina.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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